COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (In Thousands, except ratio)


                                                         For the three months ended
                                                                 March 31,
                                                           2000           1999
--------------------------------------------------------------------------------

EARNINGS
Pre-tax income                                            $ 6,739        $13,147
Fixed charges                                               3,334          3,217
                                                          -------        -------
Total(a)                                                  $10,073        $16,364
                                                          =======        =======
FIXED CHARGES
Interest expense and amortization of debt discount
    and premium on all indebtedness                       $ 3,075        $ 3,013
Interest portion of rental expenses                           259            204
                                                          -------        -------
Total fixed charges(b)                                    $ 3,334        $ 3,217
                                                          =======        =======

Ratio of earnings to fixed charges(a)/(b)                    3.0x           5.1x
                                                          =======        =======

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